Exhibit 99.1

Nordson Corporation Exceeds $1 Billion in Annual Revenue; Reports Record Fourth Quarter and Full Year Sales, Net Income and Earnings Per Share

  Sales Increase 2 Percent in the Fourth Quarter, 13 Percent for the Year
  Net Income Increases 4 Percent in the Fourth Quarter, 30 Percent for the Year
  Diluted EPS Increase 3 Percent to $0.90 in the Fourth Quarter, 29 Percent to $3.43 for the Year

WESTLAKE, Ohio--(BUSINESS WIRE)--December 17, 2008--Nordson Corporation (Nasdaq: NDSN) today reported record fourth quarter and full year sales, net income and diluted earnings per share. For the quarter ending October 31, 2008, sales reached $298 million, an increase of 2.4 percent over sales in the same period a year ago. Growth consisted of a 2.2 percent increase from organic volume, a 0.6 percent increase from the first year effect of acquisitions, and a 0.4 percent decrease from the unfavorable effects of currency translation. Net income for the quarter improved to $31 million, a 4 percent increase over the same period a year ago. Fourth quarter diluted earnings per share increased 3 percent over the same period a year ago to $0.90, inclusive of a $0.10 per share charge related to previously announced severance and restructuring activity.

“Nordson delivered another record quarter to shareholders while also taking the decisive actions necessary to position the company for continued strong operating performance,” said Chairman, President and Chief Executive Officer Edward P. Campbell.

Fourth Quarter Segment & Regional Results

Sales increased 10 percent in the Advanced Technology segment and 2 percent in the Adhesive Dispensing segment compared to results in the fourth quarter a year ago. Sales decreased 9 percent in the Industrial Coating and Automotive segment. On a geographic basis, fourth quarter sales increased 14 percent in Japan, 8 percent in the Americas, 7 percent in Asia Pacific and 3 percent in Europe compared to the same period a year ago. Sales decreased 7 percent in the United States.

“Despite the very challenging U.S. economic environment and slowing rates of growth in other regions, our operating performance in the quarter was strong,” said Campbell. “Excluding costs associated with implementation of our previously announced spending reduction program, operating profit grew 11 percent over what was a very strong quarter a year ago.”

Fiscal 2008 Annual Results

For the full 2008 fiscal year, sales were a record $1.1 billion, a 13 percent increase over fiscal 2007. Growth consisted of a 5 percent increase from organic volume, a 4 percent increase from the first year effect of acquisitions, and a 4 percent increase from the favorable effects of currency translation. Earnings per share on a diluted basis for the full year reached an all-time high of $3.43, representing a 29 percent increase over the same period a year ago.

“Fiscal 2008 was another excellent year for Nordson Corporation, as sales grew in every geographic region and our two largest business segments delivered double digit percentage growth. Operating margin for the year, excluding restructuring charges, reached 17 percent of sales, a level of performance last surpassed in 1989,” said Campbell. “A significant factor in our success this year was our ability to drive efficiencies in selling, general and administrative expenses, which as a percentage of sales were reduced to a level not seen in nearly 30 years.”

On a segment basis, annual sales increased 22 percent in the Advanced Technology segment and 14 percent in the Adhesive Dispensing segment, while sales declined 4 percent in the Industrial Coating and Automotive segment, all over the same period a year ago. On a geographic basis, annual sales increased 24 percent in Asia Pacific, 19 percent in Europe, 13 percent in Japan, 5 percent in the Americas and 4 percent in the United States.

Order Rates and Backlog

“Beginning in mid-September, the pace of industrial activity declined significantly as liquidity problems developed in financial markets and corporations curtailed spending in response,” said Campbell. “During the 12 weeks since mid-September, Nordson order rates have been impacted by these same trends.”

Order rates for the 12 week period ending December 7, 2008, measured in constant currency, decreased 21 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the fourth quarter was approximately $82 million, a decrease of 12 percent compared with $93 million at the same time a year ago. Backlog amounts are calculated at October 31, 2008 exchange rates.

Outlook

For the first quarter of fiscal year 2009, sales are expected to be in the range of down 20 percent to 24 percent compared to the same period a year ago. Diluted earnings per share are expected in the range of $0.27 to $0.38, including an anticipated gain of $0.09 per share on the sale of assets. This earnings per share range excludes non-recurring costs expected to be incurred in connection with previously announced cost reduction activities.

“I expect the global economic environment will remain challenging well into Nordson’s 2009 fiscal year,” said Campbell. “However, I also believe Nordson is well positioned to manage through this environment because of our strong balance sheet and excellent liquidity. In addition, Nordson’s market-leading position, the aggressive actions being taken to manage spending, and the stable revenue stream from significant portions of our businesses will allow us to outperform.”

Nordson will broadcast its fourth-quarter conference call on the investor relations page of its Web site, www.nordson.com, on Thursday, December 18, 2008 at 8:30 a.m. EST. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Corporate Communications & Investor Relations at (440) 414-5639 or jjaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has more than 4,100 employees worldwide, and direct operations and sales support offices in more than 30 countries.

A summary of sales, income, earnings and order rates is presented in the attached tables.

FOURTH QUARTER PERIOD		NORDSON CORPORATION
Period Ending October 31, 2008		FINANCIAL HIGHLIGHTS
(Unaudited)		(Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME					CONSOLIDATED BALANCE SHEET
	Fourth Quarter		Year-to-Date			October 31	October 31
	2008	2007	2008	2007		2008	2007

Net sales	$297,662	$290,768	$1,124,829	$993,649	Cash and marketable securities	$11,760	$31,145
Cost of sales	135,398	131,166	494,394	439,804	Receivables	224,813	229,993
Selling & administrative expenses	113,845	111,082	440,097	401,703	Inventories	118,034	119,650
					Other current assets	29,706	29,136
Operating profit	48,419	48,520	190,338	152,142	Total current assets	384,313	409,924

Interest expense - net	(3,096)	(5,641)	(15,464)	(20,037)	Property, plant & equipment - net	133,843	132,937
Other income (expense) - net	76	1,376	4,914	3,617	Other assets	648,513	668,979
						$1,166,669	$1,211,840
Income before income taxes	45,399	44,255	179,788	135,722
Income taxes	14,653	14,621	62,284	45,030	Notes payable and debt due within one year	$216,351	$324,099
					Accounts payable and accrued liabilities	157,645	185,815
Net Income	$30,746	$29,634	$117,504	$90,692	Total current liabilities	373,996	509,914

					Long-term debt	68,550	22,840
					Other liabilities	150,011	147,969
Return on sales	10%	10%	10%	9%	Total shareholders' equity	574,112	531,117
Return on average shareholders' equity	20%	23%	20%	19%		$1,166,669	$1,211,840

Average common shares outstanding (000's)	33,940	33,624	33,746	33,547
Average common shares and common share equivalents (000's)
	34,271	34,247	34,307	34,182

Per share:					Other information:

Basic earnings	$.91	$.88	$3.48	$2.70
Diluted earnings	$.90	$.87	$3.43	$2.65	Employees	4,111	4,089

Dividends paid	$.1825	$.175	$.73	$.70	Common shares outstanding (000's)	33,708	33,710

FOURTH QUARTER PERIOD	NORDSON CORPORATION
Period Ending October 31, 2008	FINANCIAL HIGHLIGHTS
(Unaudited)	(Dollars in thousands)

	Fourth Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
SALES BY BUSINESS SEGMENT	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

Adhesive dispensing systems	$151,544	$148,119	1.6%	0.7%	2.3%	$580,711	$509,568	7.0%	7.0%	14.0%
Advanced technology systems	95,144	86,730	13.0%	-3.3%	9.7%	367,366	300,719	22.1%	0.1%	22.2%
Industrial coating & automotive systems	50,974	55,919	-9.7%	0.9%	-8.8%	176,752	183,362	-7.5%	3.9%	-3.6%

Total sales by business segment	$297,662	$290,768	2.8%	-0.4%	2.4%	$1,124,829	$993,649	8.9%	4.3%	13.2%

	Fourth Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2008	2007				2008	2007

Adhesive dispensing systems	$38,081	$35,708				$145,390	$118,206
Advanced technology systems	16,243	13,469				61,764	40,480
Industrial coating & automotive systems	5,124	7,150				11,015	17,615
Corporate	(11,029)	(7,807)				(27,831)	(24,159)

Total operating profit by business segment	$48,419	$48,520				$190,338	$152,142

	Fourth Quarter		% Growth over 2007			Year-to-Date		% Growth over 2007
SALES BY GEOGRAPHIC REGION	2008	2007	Volume	Currency	Total	2008	2007	Volume	Currency	Total

United States	$81,641	$87,457	-6.7%	-	-6.7%	$315,553	$304,834	3.5%	-	3.5%
Americas	22,257	20,597	10.4%	-2.3%	8.1%	76,860	73,564	2.3%	2.2%	4.5%
Europe	108,617	105,442	5.1%	-2.1%	3.0%	431,583	363,385	10.5%	8.3%	18.8%
Japan	37,773	33,086	7.4%	6.8%	14.2%	110,891	98,233	4.2%	8.7%	12.9%
Asia Pacific	47,374	44,186	9.3%	-2.1%	7.2%	189,942	153,633	21.7%	1.9%	23.6%

Total Sales by Geographic Region	$297,662	$290,768	2.8%	-0.4%	2.4%	$1,124,829	$993,649	8.9%	4.3%	13.2%

	Fourth Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2008	2007				2008	2007

Depreciation and amortization	$8,592	$7,607				$32,237	$27,933
Capital expenditures	$8,501	$5,328				$26,386	$31,017
Dividends paid	$6,215	$5,888				$24,645	$23,481

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING DECEMBER 7, 2008
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-14%	United States	-22%
Advanced technology systems	-29%	Americas	17%
Industrial coating & automotive systems	-27%	Europe	-19%
		Japan	-23%
Total	-21%	Asia Pacific	-33%

		Total	-21%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

CONTACT:
Nordson Corporation
Media & Investor Contact:
James R. Jaye, 440-414-5639
Director, Corporate Communications & Investor Relations
jjaye@nordson.com